UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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☐Preliminary Proxy Statement

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☐Definitive Proxy Statement

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☐Soliciting Material Pursuant to §240.14a-12

SYNNEX Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYNNEX CORPORATION

SUPPLEMENT TO PROXY STATEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS
To be held on March 17, 2020

March 5, 2020

Explanatory Note

On February 10, 2020, SYNNEX Corporation (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) for its 2020 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Tuesday, March 17, 2020, at 10:00 a.m. Pacific Time at the Company’s offices at 44201 Nobel Drive, Fremont, California 94538. This supplement (this “Supplement”) to the Proxy Statement amends and supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement.

The purpose of this Supplement is to provide updated information about the terms of the Company’s 2020 Stock Incentive Plan (“2020 Plan”), which stockholders have been asked to approve as Proposal 3 in the Proxy Statement.

Revision to the 2020 Plan

After the release of the Proxy Statement, the Company amended the 2020 Plan (the “Plan Amendment”) to amend Section 7(l) and Section 9(h), both of which provide for certain buyouts of options and stock appreciation rights granted under the 2020 Plan.  The amendments clarify that the 2020 Plan does not permit the buyout of options or stock appreciation rights if the exercise price exceeds the fair market value of the underlying shares. As a result of the Plan Amendment, this Supplement supplements and updates the disclosures in the Proxy Statement as follows:

•	In Appendix A, Section 7(l) of the 2020 Plan on page A-18 is deleted in its entirety and replaced with the following:

“7(l)Buyout Provisions.

Except with respect to an Option whose Exercise Price exceeds the Fair Market Value of the Shares subject to the Option, the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.”

•	In Appendix A, Section 9(h) of the 2020 Plan on page A-20 is deleted in its entirety and replaced with the following:

“9(h)Buyout Provisions.

Except with respect to a SAR whose Exercise Price exceeds the Fair Market Value of the Shares subject to the SAR, the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents a SAR previously granted or (b) authorize an Optionee to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.”

Other than the changes described in this Supplement, the terms of the 2020 Plan remain the same as those described in the Proxy Statement.

Proxy Voting

If you have not already voted, you are urged to vote by proxy as soon as possible as instructed in the Proxy Statement.  If you have already voted, you do not need to take any action unless you want to change your vote.  If you previously voted “FOR” Proposal 3 for approval of the 2020 Plan, your vote will be counted “FOR” the approval of the 2020 Plan, as amended by the Plan Amendment described in this Supplement, unless you change or revoke your vote.  If you desire to change or revoke your vote, you may do so before your proxy is voted at the Annual Meeting by (1) giving written notice of revocation to the Secretary of the Company at any time before the taking of the vote at the Annual Meeting; (2) duly executing a later-dated proxy card relating to the same shares and delivering it to the Secretary of the Company or by telephone or the Internet, in accordance with the instructions listed on the proxy card; or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For those stockholders who submit a proxy by telephone or the Internet, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is deemed to be the date of the proxy. Any written notice of revocation or subsequent proxy should be sent to SYNNEX Corporation, Attention: Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538.

The Board continues to recommend a vote “FOR” the approval of the 2020 Plan as described above and in the Proxy Statement as Proposal 3.

Important Information

In connection with the solicitation of proxies, the Company filed the Proxy Statement on February 10, 2020 with the U.S. Securities and Exchange Commission (the “SEC”). Stockholders can access the Proxy Statement and other proxy materials and vote at www.viewproxy.com/synnex/2020. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY THE COMPANY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. In addition, the Company files annual, quarterly and current reports with the SEC. These reports can be obtained free of charge at the SEC’s web site at www.sec.gov or from the Company’s website at http://www.synnex.com.

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